UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2017
Date of Report (Date of earliest event reported)

DESTINY MEDIA TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28259	84-1516745
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1110 – 885 West Georgia
Vancouver, British Columbia, Canada	V6C 3E8
(Address of principal executive offices)	(Zip Code)

(604) 609-7736
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Directors

On February 28, 2017, at the Annual General Meeting (the “Meeting”) of Destiny Media Technologies Inc. (the “Company”) Hyonmyong Cho and S. Jay Graber were elected to the board of directors of the Company. Both Mr. Cho and Mr. Graber are expected to be named to the Company’s audit committee.

Mr. Cho is currently a managing member of Greenlaw International Management Company LLC which manages Greenlaw International LP, a fund which invests in microcap stocks. From 2002 to 2008, Mr. Cho was a Managing Director of Forum Partners which managed several real estate private equity funds in Europe and Asia. At Forum Partners, Mr. Cho managed a worldwide team tasked with private equity deal structuring, analysis and negotiation. Prior to Forum Partners, Mr. Cho was a senior associate at Nassau Capital, whose only limited partner was Princeton University, and he was responsible for the due diligence, negotiation, documentation and monitoring of private equity transactions. Prior to that, Mr. Cho was a partner in Novalis Ventures, a venture capital fund focused on early stage investments in the real estate industry. Before that, Mr. Cho was a Vice President at Cahill, Warnock & Company, a private equity firm focused on making direct investments in micro-cap public companies. Mr. Cho began his career as a financial analyst for Alex Brown & Sons, Inc. in the mergers and acquisitions, real estate and health care groups. Mr. Cho was a Morehead Scholar at the University of North Carolina, graduating with a B.A. in English Literature.

Mr. Graber recently retired as VP of Business Development from Apex Software LLC., a privately-owned developer of building drawing and area calculation software for jurisdictional mass appraisal at the municipal, county, province and statewide level as well as for the real estate mortgage appraisal industry. Mr. Graber continues to serve on various committees for the International Association of Assessing Officers (IAAO) as he remains a business partner in Apex. Prior to 20 years in the software/technology arena, Mr. Graber worked in direct sales / sales management for various manufacturing entities including automotive and decorative lighting, plastic extrusion, art glass and architectural flooring. Mr. Graber earned a BS degree in both Business Management and in Psychology from Eastern Mennonite College (now EMU).

Neither Mr. Cho nor Mr. Graber has had, since the beginning of the Company’s last fiscal year any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect the Company.

The Company currently does not have any compensation arrangements with Mr. Cho or Mr. Graber.

Departure of Director

Haig Bagerdjian, decided not to stand for re-election at the Meeting for personal reasons. Mr. Bagerdjian’s departure was not due to, and was not caused by, in whole or in part, any disagreement with the Company, whether related to the Company’s operations, policies, practices or otherwise. The Company thanks Mr. Bagerdjian for the services he provided as a director and wish him all the best in his future endeavors.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On February 28, 2017, Destiny Media Technologies Inc. (the “Company”) held its Annual General Meeting (the “Meeting”). At the Meeting, the stockholders voted on the following three proposals and cast their votes as described below.

Proposal One

The individuals listed below were elected as members of the Board of Directors at the Meeting to hold office until the next Annual General Meeting of stockholders or until their respective successors have been elected or qualified.

Nominee	For	Withheld	Broker Non-Votes
Steve Vestergaard	20,639,371	797,160	7,484,875
Hyonmyong Cho	20,941,181	549,350	7,484,875
S. Jay Graber	20,957,681	532,850	7,484,875

Proposal Two

Proposal two was a management proposal to ratify and approve the appointment of BDO Canada LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2017. This proposal was approved.

	For	Against	Abstained	Broker Non- Votes
Ratification of BDO Canada LLP as the Company’s Independent Registered Public Accounting Firm	28,805,781	19,063	19,666	130,896

Proposal Three

Proposal three was a management proposal to hold an advisory vote to approve the named executive officer compensation. This proposal was approved.

	For	Against	Abstained	Broker Non- Votes
Advisory Vote to approve Named Executive Officer Compensation	20,766,611	346,720	377,200	7,484,875

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINY MEDIA TECHNOLOGIES INC.

Date: March 6, 2017

By:	/s/ STEVEN E. VESTERGAARD
STEVE VESTERGAARD
Chief Executive Officer and President